Exhibit 4.7(a)

MELLON FINANCIAL CORPORATION

6.369% Junior Subordinated Debenture due 2066

No. 1

£200,050,000

MELLON FINANCIAL CORPORATION, a corporation organized and existing under the laws of the State of Pennsylvania (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay U.S. Bank National Association, as Property Trustee of Mellon Capital III, or registered assigns, the principal sum of Two Hundred Million Fifty Thousand pounds sterling (£200,050,000), as such amount may be increased or decreased in accordance with the provisions of the Supplemental Indenture referred to herein, on September 5, 2066, or if such day is not a Business Day (as hereinafter defined), the following Business Day (the “Final Maturity Date”); provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on September 19, 2036, or if such day is not a Business Day, the following Business Day (the “Scheduled Maturity Date”) or any subsequent Interest Payment Date (as hereinafter defined) to the extent set forth in the Supplemental Indenture hereinafter referred to. This Security shall bear interest, subject to deferral as set forth herein, (i) from and including September 19, 2006, or from the most recent Interest Payment Date for which interest has been paid or duly provided for, to but excluding September 19, 2016, or if such day is not a Business Day, the following Business Day (the “First Optional Redemption Date”), or if earlier, until the principal hereof is paid in full, at the rate of 6.369% per annum, payable semi-annually in arrears on March 19 and September 19 of each year, commencing on March 19, 2007, (ii) from and including the First Optional Redemption Date to but excluding the Scheduled Maturity Date (or if earlier, until the principal hereof is paid in full), at an annual rate equal to six-month LIBOR (as defined in the Supplemental Indenture) plus 1.34%, payable semi-annually in arrears on March 19 and September 19 of each year, and (iii) thereafter, at an annual rate equal to six-month LIBOR plus 2.34%, payable semi-annually in arrears on March 19 and September 19 of each year, until the principal thereof is paid or duly provided for or made available for payment (each such day referred to in clause (i), (ii) or (iii), an “Interest Payment Date”).

Any installment of interest (or portion thereof) deferred in accordance with the Supplemental Indenture or otherwise unpaid on the relevant Interest Payment Date shall bear interest, to the extent permitted by law, at the rate of interest then in effect on this Security, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date to but excluding the date of actual payment or, if so elected by the Company, the date of capitalization of such interest, until paid or cancelled in accordance with the Supplemental Indenture. The Company may elect to capitalize deferred interest as set forth in the Supplemental Indenture by increasing the principal amount of this Security. Any amount of deferred interest so settled shall cease to constitute deferred interest and thereafter constitute “Capitalized Interest” until redeemed in accordance with the Supplemental Indenture.

The amount of interest payable for any Interest Period (as defined in the Supplemental Indenture) ending on or prior to the First Optional Redemption Date will be computed on the basis of (a) the actual number of days in the period from and including the date from which such interest begins to accrue (the “Accrual Date”) to but excluding the date on which it falls due, divided by (b) the actual number of days from and including the Accrual Date to but excluding the next following Interest Payment Date. The amount of interest payable for any Interest Period starting on or after the First Optional Redemption Date will be computed on the basis of the actual number of days elapsed during the relevant Interest Period divided by 365 or, in the case of a payment falling due in a leap year, 366. In the event that any Interest Payment Date would otherwise fall on a day that is not a Business Day, (i) in the case of Interest Payment Dates falling on or before the First Optional Redemption Date, payment will be postponed to the next day that is a Business Day but no adjustment shall be made to the amount of interest payable as a result of that postponement and (ii) in the case of Interest Payment Dates falling after the First Optional Redemption Date, that Interest Payment Date will be postponed to the next day that is a Business Day unless the postponement would cause the day to fall in the next calendar month, in which case the Interest Payment Date will instead be brought forward to the immediately preceding Business Day and the amount of interest payable shall be adjusted accordingly. “Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in The City of New York and London, England.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which, so long as the Property Trustee is the sole holder of the Securities, shall be one Business Day prior to the relevant Interest Payment Date; provided, however, that if the Property Trustee is not the sole holder of the Securities, the relevant record date shall be the date 15 days prior to such Interest Payment Date (whether or not such record date is a Business Day). Any such interest installment not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

The Company shall have the right, at any time and from time to time prior to the Final Maturity Date, to defer the payment of interest on this Security for one or more consecutive Interest Periods that, together with any Capitalized Interest Periods, do not exceed 20 Interest Periods; provided, however, that no Deferral Period (as hereinafter defined) shall extend beyond the Final Maturity Date; provided, further, that during any such Deferral Period, if an event of default has occurred and is continuing, the Company is in default in respect of any of its payment obligations under the Guarantee, the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced, the Company has not paid in full interest scheduled to have been paid on the most recent Interest Payment Date or any amount of deferred interest that has not been cancelled remains unpaid, the Company shall not, and shall not permit any Subsidiary, to: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock, (ii) except as set forth in the Supplemental Indenture in respect of other securities having the same scheduled maturity date as the Securities and except for any partial payments of deferred interest on other securities of the Company under which the Company is required to fund the payment of deferred interest or distributions from the sale of Eligible Equity that may be made as described in the Supplemental Indenture, make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of its other debt or securities (including other junior subordinated debt securities) that rank equally with or junior to (whether on liquidation or otherwise) this Security or the Guarantee, or (iii) make any guarantee payments on any guarantee by the Company of the debt or other securities of any Subsidiary if such guarantee ranks equally with or junior in interest to this Security or the Guarantee (other than (a) dividends or distributions in the additional shares of the Company’s capital stock, (b) any declaration or payment of a dividend in connection with the implementation of a Rights Plan, or the redemption or repurchase of any rights distributed pursuant to such a plan, (c) payments under the Guarantee or (d) purchases of Common Stock related to the issuance of Common Stock or pursuant to any of benefit plan for directors, officers or employees or related to the issuance of Common Stock as consideration in an acquisition transaction that was entered into prior to the commencement of such Deferral Period). Each period beginning on an Interest Payment Date as of which no deferred interest is outstanding and with respect to which the Company elects to defer all or part of any interest payment and ending on the earlier of (i) the Interest Payment Date that falls 20 Interest Periods (less the aggregate number of Capitalized Interest Periods, if any, outstanding as of the commencement of the Deferral Period) after such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has settled in full all deferred interest and interest due on such Interest Payment Date on this Security that has not been cancelled is referred to as a “Deferral Period”. At the end of any such Deferral Period, the Company shall pay all interest then accrued and unpaid on this Security (together with Additional Interest thereon, if any, to the extent permitted by applicable law), except for any interest that is cancelled pursuant to the Supplemental Indenture, to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Once the Company has settled all deferred interest (and interest thereon) that has not been cancelled, the Company may elect to begin a new Deferral Period as described above. The Company may elect to pay current interest on any Interest Payment Date during any Deferral Period to the extent permitted, and shall pay deferred interest (including Additional Interest thereon) to the extent required, by the Supplemental Indenture.

If the Property Trustee is the sole holder of the Securities of this series, the Company will give the Administrative Trustees and the Property Trustee notice of its election to defer payment of interest for any Interest Period at least one Business Day prior to the earlier of: (1) the date that corresponding distributions on the Preferred Securities would be payable, if not for such election, or (2) the date the Administrative Trustees are required to give notice to any exchange on which the Preferred Securities are then listed or to holders of the Preferred Securities of the record date or the date such corresponding distributions would be payable, if not for such election, but in any event at least one Business Day prior to such record date; provided that the Company will not be required to give such notice more than 15 Business Days prior to the date that the corresponding distribution on the Preferred Securities would be payable. The Administrative Trustees will give notice of the Company’s election to defer payment of interest for any Interest Period to the holders of the Preferred Securities. If the Property Trustee is not the sole holder of the Securities of this series, the Company will give the holders of such Securities notice of its election to defer payment of interest for any Interest Period at least ten and not more than 15 Business Days prior to the earlier of: (1) the next succeeding Interest Payment Date; or (2) the date upon which the Company is required to give notice to any exchange on which the Securities are then listed or to holders of the Securities of the record or payment date of such related interest payment.

Payment of principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United Kingdom, in such coin or currency of the United Kingdom as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this

Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

MELLON FINANCIAL CORPORATION

By:	/s/ Michael A. Bryson
Name:	Michael A. Bryson
Title:	Chief Financial Officer

Attest:

/s/ Elaine Beck Oresti

This is one of the Securities referred to in the mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Thomas E. Tabor
Name:	Thomas E. Tabor
Title:	Vice President

Dated: September 19, 2006

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of December 3, 1996 (the “Base Indenture”), between the Company and JPMorgan Chase Bank, N.A., as successor to The Chase Manhattan Bank, as original trustee (the “Original Trustee”), as supplemented by the supplemental indenture thereto, dated as of September 19, 2006 (herein called the “Supplemental Indenture”, and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”), among the Company, the Original Trustee and U.S. Bank National Association, as series trustee (herein called the “Series Trustee,” which term includes any successor series trustee under the Supplemental Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Series Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of £50,000.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of September 19, 2006 (the “Trust Agreement”), for Mellon Capital III, among the Company, as Depositor, and the Trustees named therein, shall have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

The Company may, at its option, and subject to the terms and conditions of the Supplemental Indenture and Article XI of the Base Indenture (except as provided in the Supplemental Indenture), redeem this Security in whole but not in part (1) on the First Optional Redemption Date or on any Interest Payment Date thereafter at a redemption price equal to the Principal Amount hereof plus all accrued and unpaid interest hereon (including deferred interest and interest thereon) or (2) within 90 days after the occurrence of a Tax Event, a Capital Treatment Event, an Investment Company Event or Withholding Tax Event at a redemption price equal to: (x) in the case of any such redemption prior to the First Optional Redemption Date following the occurrence of a Tax Event, Capital Treatment Event, Investment Company Event or Withholding Tax Event, the Make-Whole Redemption Amount or (y) in such other cases, the aggregate Principal Amount of the Securities, in each case plus all accrued and unpaid interest thereon (including deferred interest and interest thereon). The Company will have the right to redeem the part of the aggregate Principal Amount of this Security representing Capitalized Interest (or any part thereof) on any Interest Payment Date prior to the redemption of the remaining outstanding aggregate Principal Amount hereof (whether on the Scheduled Maturity Date or otherwise) with proceeds raised from the issuance or sale of Common Stock or rights to purchase Common Stock (a “Redemption of Capitalized Interest”).

In the event of repayment of this Security in part only, a new Security or Securities of this series for the outstanding portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof. In the event of a Redemption of Capitalized Interest on any Interest Payment Date prior to the repayment in full of the Principal Amount of this Security, the redemption amount shall be paid to the holder of this Security on the record date for such Interest Payment Date.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Series Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in aggregate principal amount of the

Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of a majority in aggregate principal amount of the securities of each series issued under the Indenture at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and any past defaults in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the securities of such series. Any such consent or waiver by the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default arising from a default in the payment of interest (including Additional Interest but not including interest cancelled pursuant to the Supplemental Indenture) in full for a period of 30 days after the conclusion of a Deferral Period that ends on a Final Deferral Date with respect to the Securities at the time Outstanding, occurs and is continuing, then and in each such case that the Series Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the principal amount, and accrued interest (including Additional Interest), of all the Securities of this series to be due and payable immediately, by a notice in writing to the Company (and to the Series Trustee if given by Holders), provided that if, upon such an Event of Default, the Series Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the principal amount of all the Securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Series Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Securities shall become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XIII of the Base Indenture.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall have no claim for, and thus no right to receive, (i) any Capitalized Interest or (ii) any interest deferred pursuant to the Supplemental Indenture (including Additional Interest thereon) that has not been paid out of the proceeds of the issuance of certain securities in accordance with the Supplemental Indenture to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including Additional Interest thereon) on this Security. In addition, at the expiration of any Deferral Period that ends on a Final Deferral Date, in certain circumstances set forth in the Supplemental Indenture the obligation of the Company to pay deferred interest (including Additional Interest thereon) with respect to certain Interest Payment Dates during such Deferral Period shall be permanently cancelled.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Series Trustee and any agent of the Company or the Series Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Series Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of £50,000 and any integral multiple thereof (plus a pro rata share of that part of the aggregate Principal Amount of the Securities of this series that represents Capitalized Interest). As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.